Exhibit 8

Subsidiary	Jurisdiction of Incorporation
BioNTech Cell & Gene Therapies GmbH	Germany
BioNTech Delivery Technologies GmbH	Germany
BioNTech Diagnostics GmbH	Germany
BioNTech Europe GmbH	Germany
BioNTech Innovative Manufacturing Services GmbH	Germany
BioNTech Manufacturing GmbH	Germany
BioNTech Manufacturing Marburg GmbH	Germany
BioNTech RNA Pharmaceuticals GmbH	Germany
resano GmbH	Germany
JPT Peptide Technologies GmbH	Germany
BioNTech Real Estate Verwaltungs GmbH	Germany
BioNTech Real Estate Holdings GmbH	Germany
BioNTech Real Estate GmbH & Co. KG	Germany
BioNTech Real Estate An der Goldgrube GmbH & Co. KG	Germany
BioNTech Real Estate Adam Opel Strasse GmbH & Co. KG	Germany
BioNTech Real Estate Haus Vier GmbH & Co. KG	Germany
BioNTech Austria Beteiligungen GmbH	Austria
BioNTech Pharmaceuticals Asia Pacific Pte. Ltd.	Singapore
BioNTech UK Limited	United Kingdom
BioNTech USA Holding LLC	Delaware
BioNTech Research and Development, Inc.	Delaware
BioNTech US Inc.	Delaware
JPT Peptide Technologies, Inc.	Delaware
BioNTech Turkey Tıbbi Ürünler Ve Klinik Araştirma Ticaret Anonim Şirketi	Turkey